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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 October 28, 2004
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               (Date of Report: Date of earliest event reported)


                         POWERBALL INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


          UTAH                     000-25873             84-1431425
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



                135 Waterford Circle, Rancho Mirage, CA 92270
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (760) 202-3353
                                                    --------------




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Item 1.01 Entry into a Material Definitive Agreement

Effective October 28, 2004, Powerball International, Inc. (the "Company") entered into an acquisition and share exchange agreement with TKM Oil & Gas, Inc., a Texas corporation ("TKM"). The full text of the agreement is attached as an exhibit to this filing.

As part of the agreement, the Company effected a 2 for 1 reverse split of its common stock. Pursuant to the agreement, the Company will acquire all of the issued and outstanding shares of Theseus Resources, Inc. ("Theseus"), a wholly owned subsidiary of TKM, in exchange for the issuance of 18,000,000 post-split shares of the Company's restricted common stock. Theseus is a company with current assets valued in excess of $10,000,000, consisting primarily of 100% ownership of an oil and gas production company, BC&D Oil & Gas Corporation.

As a result of the share exchange, TKM will have equity ownership of 18,000,000 shares or approximately 85% of the Company and the current shareholders of the Company will have equity ownership of approximately 2,951,900 shares or 15% of the Company.

This transaction is resulting in a change of control of the Company and a change of business focus from the development of hydrogen generating technology to the production of oil and natural gas. TKM will take control of the Company's technology and assets and consider whether further development and commercialization is desirable.

Item 2.01 Completion of Acquisition or Disposition of Assets

The Company has completed an acquisition of assets pursuant to the share exchange agreement described in Item 1.01 above.

Item 5.01

The Company's execution of the share exchange agreement described in Item 1.01 above is resulting in a change of control as described in Item 1.01. In connection with the change in control, there will also be a change of a majority of board members that will be reported subject to the notice provisions of Section 14(F) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder.

Item 9.01 Financial Statements and Exhibits

(a)(b) Financial information on Theseus Resources, Inc. and consolidated pro forma financial information on the Company following the acquisition will be provided in an amendment to this Form 8-K within 60 days of the date of this filing.

(c) Exhibit 10.01 - Share Exchange Agreement between
                    Powerball International, Inc. and
                    TKM Oil & Gas, Inc.


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Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         POWERBALL INTERNATIONAL, INC.
Date: November 2, 2004                  /S/Robert K. Ipson, Chairman and CEO